Exhibit 10.1

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of;	)	AA-CE-09-46
AMCORE Bank, National Association	)
Rockford, Illinois	)

CONSENT ORDER
WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller"), through his National Bank Examiner, has examined AMCORE Bank, National Association, Rockford, Illinois ("Bank");
WHEREAS, in the interests of cooperation, the Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a Stipulation and Consent to the Issuance of a Consent Order ("Stipulation and Consent"), dated June 25, 2009, that is accepted by the Comptroller. By this Stipulation and Consent, which is incorporated by reference herein, the Bank, without admitting or denying any wrongdoing, has consented to the issuance of this Consent Order ("Order") by the Comptroller; and
NOW, THEREFORE, the Comptroller, acting by and through his designated representative and by virtue of the authority conferred by 12 U.S.C. § 1818(b), hereby orders that:
ARTICLE I
CAPITAL PLAN AND HIGHER MINIMUMS
(1)           The Bank shall, by September 30, 2009, achieve and thereafter maintain the following minimum capital levels (as defined in 12 C.F.R. Part 3):
(a)	Tier 1 capital at least equal to eight percent (8%) of adjusted total assets; and

(b)	Tier I risk-based capital at least equal to nine percent (9%) of risk- weighted assets; and
(c)	Total risk-based capital at least equal to twelve percent (12%) of risk- weighted assets.
(2)           The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. § 1831 o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).
(3)           Within thirty (30) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a Capital Plan. The Capital Plan shall include:
(a)	specific plans for the maintenance of capital that may in no event be less than the requirements of paragraph (1) of this Article;
(b)	projections for capital based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet assets and activities;
(c)	projections of the sources and timing of additional capital and/or projections of the methods and timing of reducing assets to meet the requirements of paragraph (1) of this Article;
(d)	identification of the primary source(s) from which the Bank will strengthen its capital structure to meet the requirements of paragraph (1) of this Article; and
(e)	contingency plans that identify alternative source(s) from which the Bank will strengthen its capital structure should the primary source(s) under (d) above not be available.

(4)           Immediately upon completion, the Capital Plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement and adhere to the Capital Plan.
(5)           The Board shall review and update the Capital Plan on an annual basis, or more frequently if necessary. Prior to adoption by the Board, any subsequent amendments or revisions to the Capital Plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement and adhere to the Capital Plan, as amended or revised.
(6)           The Bank shall not declare any dividend without the prior written determination of no supervisory objection from the Assistant Deputy Comptroller.
(7)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the Capital Plan developed pursuant to this Article.
(8)           If the OCC determines, in its sole judgment, that the Bank has failed to meet the minimum capital levels established in paragraph (1) of this Article, has failed to submit an acceptable Capital Plan as required by paragraph (3) of this Article, or has failed to implement or adhere to a Capital Plan for which the OCC has taken no supervisory objection pursuant to paragraphs (4) or (5) of this Article, then, within thirty (30) days of receiving written notice from the OCC of such fact, the Board shall develop and shall submit to the OCC for its review and prior written determination of no supervisory objection a Disposition Plan, which shall detail the Board's proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.

(9)           In the event that the Disposition Plan submitted by the Board outlines a sale or merger of the Bank, the Disposition Plan, at a minimum, shall address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection to the Disposition Plan. If the Disposition Plan outlines a liquidation of the Bank, the Disposition Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181 and 182, and the dates by which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter. In the event of liquidation, the Bank shall hold a shareholder vote pursuant to 12 U.S.C. § 181, and commence liquidation, within thirty (30) days of receiving the Assistant Deputy Comptroller's written determination of no supervisory objection to the Disposition Plan.
(10)           After the OCC has advised the Bank in writing that it does not take supervisory objection to the Disposition Plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan. Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Assistant Deputy Comptroller, may be deemed a violation of this Order, in the exercise of the OCC's sole discretion.

ARTICLE II
LIQUIDITY RISK MANAGEMENT
(1)           Within sixty (60) days, the Bank shall revise and maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank's current and projected funding needs, and ensures that sufficient funds, or access to funds, exist to meet those needs. Such program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:
(a)	strategies to maintain sufficient liquidity at reasonable costs, including but not limited to the following:
(i)           diversifying funding sources, reducing reliance on high cost providers;
(ii)           rereducing rollover risk;
(iii)           increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and
(iv)           monitoring the projected impact on reputation, economic and credit conditions within the Bank's market(s).
(b)	the preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:
(i)           a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits (depicting maturities on a weekly basis for the next two months and monthly for the following four months), which schedule shall be updated at least weekly;
(ii)           a schedule of estimated funding obligations, including but not limited to non-maturity deposit runoff, unfunded loan commitments, undrawn lines of credit, and outstanding letters of credit, showing estimated funding obligations over the next six months (on a weekly basis for two months and monthly for the following four months), which schedule shall be prepared and updated at least weekly;
(iii)           a schedule of estimated funding sources, including but not limited to fed funds sold, unpledged assets, assets available for sale, and borrowing lines by lender including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, showing estimated funding sources over the next six months (on a weekly basis for two months and monthly for the following four months), which schedule shall be prepared and updated at least weekly.
(iv)           a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections. Such reports shall include, at a minimum, projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.
(c)
specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6.

(2)           The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Assistant Deputy Comptroller for review.
(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the revised liquidity risk management program developed pursuant to this Article.
ARTICLE III
CLOSING
(1)           Although the Board is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.
(3)           Any time limitations imposed by this Order shall begin to run from the effective date of this Order. Such time limitations may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4)           The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.
(5)           In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;
(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any noncompliance with such actions.

(6)           This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.
(7)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
IT IS SO ORDERED, this 25th day of June, 2009.

William D. Ilaas
Deputy Comptroller
Midsize Bank Supervision